FORM OF STANDBY PURCHASE AGREEMENT

This STANDBY PURCHASE AGREEMENT (this “Agreement”) is between Double Black Diamond, L.P., a Delaware limited partnership (the “Standby Purchaser”) and SWK Holdings Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Company proposes pursuant to the Company’s Registration Statement on Form S-1 (Commission File ____) initially filed with the Securities and Exchange Commission (the “Commission”) on February ___, 2014, as amended (the “Registration Statement”), to distribute, at no charge, to each holder of record of shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) on a record date to be set by the Board of Directors of the Company (the “Record Date”) non-transferable rights to subscribe for and purchase additional shares of Common Stock (the “Rights Offering”);

WHEREAS, in the Rights Offering, the Company’s stockholders of record as of the Record Date will receive one subscription right for each share of Common Stock held as of the Record Date, with each subscription right entitling the holder to purchase ______ share(s) of Common Stock (the “Basic Subscription Right”) at a price of $____ per share (the “Subscription Price”); and

WHEREAS, each holder of a subscription right who exercises in full its Basic Subscription Right in the Rights Offering will be entitled to subscribe for additional shares of Common Stock to the extent they are available, at the Subscription Price (the “Over-Subscription Privilege”); and

WHEREAS, in order to facilitate the Rights Offering, the Company is offering (the “Standby Offering”) to the Standby Purchaser the opportunity to purchase at the Subscription Price, subject to the terms and conditions of this Agreement, any shares of Common Stock not subscribed for pursuant to the exercise of Basic Subscription Rights or subscribed for and not otherwise limited pursuant to the Over-Subscription Privilege in the Rights Offering, up to $12,500,000 (the “Unsubscribed Shares”).

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.          Standby Purchase Commitment.

(a)          Standby Purchase Commitment. If and to the extent there are Unsubscribed Shares following the expiration of the Rights Offering, the Standby Purchaser hereby agrees to purchase from the Company all of the Unsubscribed Shares at the Subscription Price (the “Commitment Amount”), subject to each party’s right to terminate this Agreement in accordance with Section 1(d) of this Agreement.

(b)          Payment. Payment shall be made to the Company by the Standby Purchaser, on the Closing Date, against delivery of the Common Stock purchased by the Standby Purchaser, in United States dollars by means of certified or cashier’s check, bank draft, money order or wire transfer.

(c)          Closing. On the basis of the representations and warranties and subject to the terms and conditions herein set forth, the closing of the purchase and sale of the Unsubscribed Shares (the “Closing”) shall take place at the offices of Holland & Knight LLP simultaneously with the closing of the Rights Offering, or such other place, time or date as may be determined by the Company in its sole discretion (the “Closing Date”).

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(d)          Withdrawal and Termination.

(i)          At any time prior to the Closing Date, the Company may in its sole discretion withdraw or terminate the Rights Offering. This Agreement may be terminated by the Company in the event that the Company determines in its sole discretion that it is not in the best interests of the Company and its stockholders to proceed with the Rights Offering. The Standby Purchaser agrees that, for the avoidance of doubt, the Company shall not be in breach, and shall have no liability to the Standby Purchaser, under that certain Voting Agreement, dated September 6, 2013, between the Company and the Standby Purchaser in the event that the Company determines in its sole discretion to withdraw or terminate the Rights Offering at any time prior to the Closing Date.

(ii)          At any time prior to the Closing Date, the Standby Purchaser may in its sole discretion terminate this Agreement if (i) there is a material adverse change to the financial condition, business, prospects, assets, properties, or operations of the Company since the date of this Agreement (a “Material Adverse Change”) or (ii) trading in the Common Stock shall have been suspended by the Commission or the OTCQB or trading in securities generally on the OTCQB shall have been suspended (each a “Market Adverse Change”) and such Material Adverse Change or Market Adverse Change, as applicable, has not been cured within twenty-one (21) days after the occurrence thereof (the “Cure Period”), provided that the right to terminate this Agreement after the occurrence of each Material Adverse Change or Market Adverse Change that has not been cured within the Cure Period shall expire seven (7) days after the expiration of such Cure Period.

(iii)          At any time prior to the Closing Date, either the Company or the Standby Purchaser may terminate this Agreement if (x) at any time prior to the Closing Date, there is a material breach of this Agreement by the other party that is not cured within fifteen (15) days after the non-breaching party has delivered notice to the breaching party of such breach or (y) consummation of the Standby Offering is prohibited by law, rule or regulation.

Section 2.          Representations and Warranties of the Company. The Company represents and warrants to the Standby Purchaser as follows:

(a)          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.

(b)          This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)          The Unsubscribed Shares will be duly authorized and, when issued and paid for pursuant to the terms of this Agreement, will be validly issued, fully paid and nonassessable, and will have the rights, preferences, and privileges specified in the certificate of incorporation of the Company.

(d)          The Company’s Board of Directors have approved this Agreement and the transactions contemplated by this Agreement to the extent required by the laws, regulations and policies of the State of Delaware, and such laws, regulations and policies do not require that the Company’s stockholders approve the Agreement and the transactions contemplated by the Agreement.

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(e)          The Registration Statement at the time it becomes effective and at the Closing Date of the Rights Offering (i) will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading and (ii) will comply in all material respects with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”).

Section 3.          Representations and Warranties of the Standby Purchaser. The Standby Purchaser represents and warrants to the Company as follows:

(a)          The Standby Purchaser is an “Accredited Investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

(b)          The Standby Purchaser is purchasing the Unsubscribed Shares for the Standby Purchaser’s own account, for investment purposes only and not with a present intention of entering into or making any subsequent sale, assignment, conveyance, pledge, hypothecation or other transfer thereof.

(c)          The Standby Purchaser has no need for liquidity in the Standby Purchaser’s investment in the Unsubscribed Shares and understands that there are restrictions on the subsequent resale or other transfer of the Unsubscribed Shares.

(d)          The Standby Purchaser is familiar with the business in which the Company is engaged, and based upon its knowledge and experience in financial and business matters, it is familiar with the investments of the type that it is undertaking to purchase; it is fully aware of the problems and risks involved in making an investment of this type; and it is capable of evaluating the merits and risks of this investment.

(e)          The Standby Purchaser acknowledges that, prior to executing this Agreement, it has been given access to all books of account, records and other documents concerning the Company, the Common Stock and the terms and conditions of the Standby Offering and the Rights Offering. In addition, the Standby Purchaser has had the opportunity to ask questions of, and receive answers from, representatives of the Company, about the Company, the Common Stock, the terms and conditions of the Standby Offering and the Rights Offering and any additional information deemed necessary by the Standby Purchaser to verify the accuracy and adequacy of the written information provided to the Standby Purchaser by the Company. All questions have been answered to the full satisfaction of the Standby Purchaser.

(f)          The Standby Purchaser understands that the Unsubscribed Shares purchased by the Standby Purchaser are deemed “restricted securities” as such term is defined in Rule 144 promulgated under the Securities Act (“Rule 144”), and they may not be sold, assigned, conveyed, pledged, hypothecated or otherwise transferred by a holder thereof except pursuant to Rule 144 or pursuant to an effective registration statement registering the Unsubscribed Shares under the Securities Act. Further, the following legends (or similar language) shall be placed on such certificate(s) representing the shares of Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING THESE SECURITIES UNDER THE SAID ACT OR LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT REGISTRATION IS NOT REQUIRED THEREUNDER.

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(g)          The Standby Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to perform its obligations under this Agreement.

(h)          This Agreement has been duly and validly executed and delivered by the Standby Purchaser and constitutes a binding obligation of the Standby Purchaser enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(i)          The Standby Purchaser is not insolvent and has sufficient cash funds on hand to purchase the Unsubscribed Shares on the terms and conditions contained in this Agreement and will have such funds on the Closing Date. The Standby Purchaser has simultaneously with the execution and delivery of this Agreement or prior thereto provided the Company with evidence or has substantiated that the Standby Purchaser has the financial means to satisfy its financial obligations under this Agreement and the foregoing evidence and substantiation is a true and accurate representation of such means.

(l)          No state, federal or foreign regulatory approvals, permits, licenses or consents or other contractual or legal obligations are required with respect to the Standby Purchaser in order for the Standby Purchaser to enter into this Agreement or purchase the Unsubscribed Shares.

Section 4.          Deliveries at Closing.

(a)          At the Closing, the Company shall deliver to the Standby Purchaser a certificate representing the Unsubscribed Shares issued to the Standby Purchaser pursuant to Section 1 hereof.

(b)          At the Closing, the Standby Purchaser shall deliver to the Company payment in an amount equal to the Subscription Price multiplied by the number of shares of Common Stock purchased by the Standby Purchaser.

Section 5.          Covenants.

(a)          The Company agrees and covenants with the Standby Purchaser, between the date hereof and the Closing Date, to use commercially reasonable efforts to effectuate the Rights Offering.

(b)          The Standby Purchaser agrees to furnish to the Company all information with respect to the Standby Purchaser that the Company may reasonably request and any such information furnished to the Company expressly for inclusion in the Registration Statement, relating to the offer and sale of rights and Common Stock shall not contain any untrue statement of material fact or omit to state a material fact required to be stated in the Registration Statement or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)          If the Company or the Standby Purchaser determines a filing is or may be required under applicable law in connection with the transactions contemplated hereunder, the Company and the Standby Purchaser shall use commercially reasonable efforts to promptly prepare and file all necessary documentation and to effect all applications that are necessary or advisable under applicable law with respect to the transactions contemplated hereunder so that any applicable waiting period shall have expired or been terminated as soon as practicable after the date hereof.

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(d)          The Company agrees and covenants with the Standby Purchaser, between the date hereof and the earlier of the Closing Date or the effective date of any termination pursuant to Section 1(e) hereof, as follows:

(i)          as soon as reasonably practicable after the Company is advised or obtains knowledge thereof, to advise the Standby Purchaser with a confirmation in writing, of (A) the time when the final prospectus or any amendment or supplement thereto has been filed, (B) the issuance by the Commission of any stop order, or of the initiation or threatening of any proceeding, suspending the effectiveness of the Registration Statement or any amendment thereto or any order preventing or suspending the use of any preliminary prospectus or the final prospectus or any amendment or supplement thereto, (C) the issuance by any state securities commission of any notice of any proceedings for the suspension of the qualification of the Unsubscribed Shares for offering or sale in any jurisdiction or of the initiation, or the threatening, of any proceeding for such purpose, (D) the receipt of any comments from the Commission directed toward the Registration Statement or any document incorporated therein by reference and (E) any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the final prospectus or for additional information. The Company will use its commercially reasonable efforts to prevent the issuance of any such order or the imposition of any such suspension and, if any such order is issued or suspension is imposed, to obtain the withdrawal thereof as promptly as possible;

(ii)          to operate the Company’s business in the ordinary course of business consistent with past practice;

(iii)          to notify, or to cause the subscription agent for the Rights Offering (the “Subscription Agent”) to notify, three (3) days prior to the Closing Date, the Standby Purchaser of the aggregate number of Rights known by the Company or the Subscription Agent to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be;

(iv)          to notify the Standby Purchaser promptly in the event of any Material Adverse Change or Market Adverse Change;

(iv)          not to issue any shares of capital stock of the Company, or options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, securities convertible into or exchangeable for capital stock of the Company, or other agreements or rights to purchase or otherwise acquire capital stock of the Company, except for (a) securities issued upon the exercise of outstanding warrants, and (b) shares of Common Stock issuable or issued to employees, consultants or directors from time to time either directly or upon the exercise of options, in such case granted or to be granted in the discretion of the Board of Directors of the Company (or a duly authorized committee thereof) pursuant to one or more stock option plans or restricted stock plans in effect as of the date hereof or adopted after the date hereof by the Board of Directors of the Company (or a duly authorized committee thereof) or by the Company’s stockholders;

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(v)          not to authorize any stock split, stock dividend, stock combination or similar transaction affecting the number of issued and outstanding shares of Common Stock; and

(vi)          not to declare or pay any dividends on its Common Stock or repurchase any shares of Common Stock, other than ordinary quarterly dividends, regularly declared and paid in accordance with past practice.

(j)          Between the date hereof and the Closing Date, the Standby Purchaser and its respective Affiliates shall not acquire any shares of Common Stock; provided, however, that the foregoing shall not restrict the acquisition of shares of Common Stock by the Standby Purchaser or its Affiliates (i) from the Company pursuant to Section 1 of this Agreement, or (ii) from the Standby Purchaser or any of its respective Affiliates.

(k)          Neither the Company nor the Standby Purchaser shall issue any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed, except (i) if such public announcement, statement or other disclosure is required by applicable law or applicable stock market regulations, in which case the disclosing party shall consult in advance with respect to such disclosure with the other parties to the extent reasonably practicable, or (ii) with respect to the filing by the Standby Purchaser of any Schedule 13D or Schedule 13G, to which a copy of this Agreement may be attached as an exhibit thereto.

Section 6.          Conditions to Closing.

(a)          The obligations of the Company and the Standby Purchaser to consummate the transactions contemplated hereunder in connection with the Standby Offering are subject to the fulfillment, prior to or on the Closing Date, of the following conditions:

(i)          the Rights Offering shall have been consummated at the Subscription Price;

(ii)         no judgment, injunction, decree, regulatory proceeding or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the Standby Offering or the material transactions contemplated by this Agreement; and

(iii)         all required approvals and consents that are required in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained and shall be effective.

(b)          The obligations of the Standby Purchaser to consummate the transactions contemplated hereunder in connection with the Standby Offering are subject to the fulfillment, prior to or on the Closing Date, of the following conditions:

(i)          the representations and warranties of the Company in Section 2 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made as of such date and the Company shall have performed all of its obligations hereunder;

(ii)          there shall have been no Material Adverse Change;

(iii)         there shall have been no Market Adverse Change; and

(iv)         the Company shall have obtained any required federal, state and regulatory approvals for the Stock Offering on conditions reasonably satisfactory to the Company.

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(c)          The obligations of the Company to consummate the transactions contemplated hereunder in connection with the Standby Offering are subject to the fulfillment, prior to or on the Closing Date, of the following condition:

               (i)          that the representations and warranties of the Standby Purchaser in Section 3 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made as of such date and the Standby Purchaser shall have performed all of its obligations hereunder; and

Section 7.          Survival. The representations and warranties of the Company and the Standby Purchaser contained in this Agreement or in any certificate delivered hereunder shall survive the Closing hereunder.

Section 8.          Notices. All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (a) on the date delivered if delivered in person, (b) on the third (3rd) Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (c) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

If to the Company:

SWK Holdings Corporation

15770 North Dallas Parkway, Suite 1290
Dallas, Texas 75248
Attention: J. Brett Pope

Facsimile: (972) 687-7255

Email: bpope@swkhold.com

With a copy to:

Holland & Knight LLP
515 East Las Olas Boulevard, Suite 1200
Fort Lauderdale, Florida 33301

Attention: Laurie Green, Esq.

Fax: (954) 463-2030

Email: laurie.green@hklaw.com

If to the Standby Purchaser, as provided on the signature page hereto.

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing in accordance with this Section 8.

Section 9.          Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties, or undertakings, other than those set forth or referred to herein with respect to the standby purchase commitment with respect to the Company’s securities. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter of this Agreement; provided, however, that Sections 3 and 4 of the Voting Agreement dated as of September 6, 2013, by and among the Company and the other parties thereto, shall govern the applicability of the Standby Purchaser’s rights to act as standby purchaser for any future rights offerings.

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Section 10.          Indemnification. To the fullest extent permitted by law, each party hereto hereby agrees to indemnify and hold harmless the other party, its affiliates, and their respective directors, officers and authorized agents from and against any and all losses, claims, damages, expenses and liabilities relating to or arising out of any breach of any representation, warranty, covenant or undertaking made by or on behalf of such party in this Agreement.

Section 11.          Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (other than its rules of conflict of laws to the extent the application of the laws of another jurisdiction would be required thereby).

Section 12.          Modification. This Agreement may be modified or amended only with the written consent of the Company and the Standby Purchaser.

Section 13.          Severability. If any provision of this Agreement shall be invalid under the applicable law of any jurisdiction, the remainder of this Agreement shall not be affected thereby.

Section 14.          Extension or Modification of Rights Offering. The Company may (a) waive irregularities in the manner of the exercise of the rights, and (b) waive conditions relating to the method (but not the timing) of the exercise of the rights, in each case, to the extent that such waiver does not adversely affect the interests of the Standby Purchaser.

Section 15.          Assignment. This Agreement may not be assigned or transferred by any of the parties hereto.

Section 16.          Miscellaneous.

(a)            Notwithstanding any term to the contrary herein, no person other than the Company or the Standby Purchaser shall be entitled to rely on and/or have the benefit of, as a third party beneficiary or under any other theory, any of the representations, warranties, agreements, covenants or other provisions of this Agreement.

(b)            The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.

(c)            This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.

[Signature page follows]

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IN WITNESS WHEREOF, the Standby Purchaser has executed this Agreement on the ____ day of  ___________, 2014.

FOR COMPLETION BY THE STANDBY PURCHASER:

Commitment Amount: $____________.

Mailing Address for Formal Notice:	Other Address (business or main office):

Attention:	Attention:
Phone No.:	Phone No.:
Fax No:	Fax No:
Email:	Email:

Standby Purchaser’s Name
(print or type)

By:
(signature of authorized representative)

Its:
(title of authorized representative)

ACCEPTED:

SWK HOLDINGS CORPORATION

By:
Name:	J. Brett Pope
Title:	Chief Executive Officer

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